Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS THIRD QUARTER NET SALES DOUBLE

$11 million in net sales significantly narrows operating loss
Increases 2006 financial guidance

MOUNTAIN VIEW, Calif. (October 26, 2006) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only non-incisional permanent birth control method available, today reported financial results for the three and nine months ended September 30, 2006.

Net sales for the third quarter of 2006 were $11.0 million, up 100% over net sales of $5.5 million for the third quarter of 2005 and up 10% over net sales of $10.0 million for the second quarter of 2006. These results exceeded the Company’s guidance for third quarter 2006 net sales of $10.0 million. The net loss for the third quarter of 2006 was $3.4 million, or $0.12 per share, including charges of $1.5 million, or $0.05 per share, for stock-based compensation due to SFAS 123R. The net loss for the third quarter of 2005 was $5.0 million, or $0.18 per share, and the net loss for the second quarter of 2006 was $5.3 million, or $0.18 per share. The net loss for the 2006 third quarter, excluding stock-based compensation of $1.9 million was better than the Company’s guidance for a net loss of $3.6 million to $3.8 million excluding stock-based compensation expense.

Net sales growth during the 2006 third quarter was due to higher commercial sales of the Essure system worldwide, and reflects increasing numbers of physicians entering and completing training in the use of the procedure and higher utilization by trained physicians. Domestic sales of the Essure system for the third quarter of 2006 increased 102% and international sales increased 77%, both compared with the comparable prior-year period.

During the third quarter of 2006, 474 physicians entered into training and 252 physicians were certified to perform the Essure procedure.

“Sales of the Essure device continue to exceed our expectations and validate our strategic initiatives for accelerating physician adoption,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “Physicians interested in being trained and physicians seeking to transition the procedure to their offices are coming in record numbers. We currently have 641 physicians performing the Essure procedure in the office, which represents an increase of 26% in just three months and those doctors represent about one-third of all cases being performed by certified physicians.”

Gross profit for the third quarter of 2006 was $7.5 million, or 68% of net sales. This compares favorably with gross margin for the third quarter of 2005 of 64% of net sales and with gross margin for the second quarter of 2006 also of 64%. Gross margin improvement is related to lower manufacturing costs associated with higher unit volume and a domestic price increase instituted during the first quarter of 2006.

Research and development expenses were $1.0 million for the third quarter of 2006, down slightly from $1.1 million in both the 2005 third quarter and the 2006 second quarter. R&D expenses reflect product development, clinical, and manufacturing engineering expenditures, which are substantially related to the ongoing development of improvements to the Essure device. R&D expense includes $0.2 million in each of the second and third quarters of 2006 for SFAS 123R stock-based compensation expense.

Selling, general and administrative expenses were $10.3 million for the third quarter of 2006, up from $7.6 million for the third quarter of 2005 and down from the $10.9 million for the second quarter of 2006. SG&A expense includes $1.3 million in each of the second and third quarters of 2006 for SFAS 123R stock-based compensation expense. The Company currently has 63 sales representatives as compared with 59 as of June 30, 2006. The Company is continuing to expand its sales force and expects to have 65 to 70 sales representatives by December 31, 2006. The decline in SG&A expenses quarter to quarter was due primarily to lower general and administrative and certain marketing expenditures.

Cash, cash equivalents, short-term investments and restricted cash were $25.8 million as of September 30, 2006, up from $25.6 million as of June 30, 2006. This net cash generation of $0.2 million during the quarter compares with a usage of $5.7 million, excluding the impact of the private equity placement, for the third quarter of 2005 and cash usage of $3.0 million for the second quarter of 2006. The net cash generation for the third quarter of 2006 is due in part to proceeds of $1.7 million associated with stock option exercises.

“We are delighted to have posted our first cash flow breakeven quarter even though we don’t expect to remain in the black for several more quarters,” added Mark Sieczkarek. “It does highlight for investors, however, the near-term financial direction our business is heading and the long-term earnings potential of the Essure device, given our current tubal market penetration of only 4%. Being the pioneer of the first and only non-incisional permanent birth control available is a role all of us at Conceptus are very enthusiastic about and we will continue to devote our energies to making the Essure procedure the gold standard.”

For the nine months ended September 30, 2006, Conceptus reported net sales of $29.0 million, up 101% over net sales of $14.4 million during the comparable nine-month period in 2005. The net loss for the first nine months of 2006 of $14.6 million, or $0.50 per share, compares favorably with the net loss of $17.4 million, or $0.67 per share, for the first nine months of 2005. Included in the net loss for the first nine months of 2006 are charges of $4.5 million, or $0.16 per share, for stock-based compensation due to the adoption of SFAS 123R.

Financial Guidance

The Company also announced financial guidance for the fourth quarter of 2006, and raised full-year 2006 net sales and lowered full-year 2006 net loss guidance, excluding the effects of SFAS 123R.

Conceptus expects net sales in the fourth quarter to be approximately $12.0 million, resulting primarily from increases in domestic sales. Net sales for the full year are now expected to be approximately $41.0 million, compared with previous guidance of $39.0 million, which was issued on July 25, 2006. The net loss for the fourth quarter, excluding stock-based compensation, is expected to be $3.1 million to $3.5 million. The Company is lowering full-year net loss guidance to a range of $13.1 million to $13.5 million, or $0.45 to $0.47 per share, based on an estimated 29.0 million shares outstanding. This full-year net loss range compares with previous guidance for a net loss of $15.0 million to $15.3 million, or $0.52 to $0.53 per share, also on an estimated 29.0 million shares outstanding. Net loss guidance excludes the effects of SFAS 123R.

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions. To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com. A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern Time October 26, 2006 through 11:59 p.m. Eastern Time on October 28, 2006 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 8326228.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. The Essure procedure is 99.80% effective after four years of follow-up. The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on five years of follow-up. Five year follow-up of all patients in clinical trials is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide. The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding growth in net sales and the sales force, guidance and cash flow information, physician utilization and the performance of Essure in the office setting, and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$11,013	$5,499	$28,978	$14,402

Cost of goods sold	3,486	1,999	10,020	5,828

Gross profit	7,527	3,500	18,958	8,574

Operating expenses:
Research and development	1,030	1,145	3,299	3,020
Selling, general and administrative	10,265	7,618	31,200	23,568

Total operating expenses	11,295	8,763	34,499	26,588

Operating loss	(3,768)	(5,263)	(15,541)	(18,014)

Interest and other income, net	329	260	985	611

Net loss	$(3,439)	$(5,003)	$(14,556)	$(17,403)

Basic and diluted net loss per share	$(0.12)	$(0.18)	$(0.50)	$(0.67)

Shares used in computing basic and diluted net loss per share	29,034	27,218	28,938	26,046

-more-

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	September 30,	December 31,
	2006	2005

Cash, cash equivalents, short-term investments and restricted cash	$25,756	$32,492

Accounts receivable, net	6,153	4,519

Inventories	1,079	3,392

Other current assets	1,028	1,110

Total current assets	34,016	41,513

Property and equipment, net	2,848	2,743

Intangible assets, net	1,400	1,550

Other assets	1,184	1,603

Total assets	$39,448	$47,409

Total liabilities	6,800	7,238

Common stock and additional paid in capital	252,334	245,301

Accumulated deficit	(219,686)	(205,130)

Total stockholders’ equity	32,648	40,171

Total liabilities and stockholders’ equity	$39,448	$47,409

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